Exhibit 99.1

FINAL FOR RELEASE 3:05 P.M. CENTRAL JULY28

For further information:

Media contact:

Terry Blake,

Director of corporate communications

651-767-4766

terry.blake@lawson.com

Investor and analyst contact:

Barbara Doyle,

Vice president of investor relations

651-767-4385

barbara.doyle@lawson.com

LAWSON SOFTWARE ADOPTS SHAREHOLDER RIGHTS PLAN

ST. PAUL, July 28, 2004 — Lawson Software, Inc. (Nasdaq: LWSN) announced today that its Board of Directors has adopted a Shareholder Rights Plan in which preferred stock purchase rights will be distributed as a non-taxable dividend at the rate of one right for each share of common stock held as of the close of business on July 28, 2004.

Each right will entitle stockholders to buy one-one hundredth of a newly issued share of Series B Junior Participating Stock of the company at an exercise price of $29.  The rights will be exercisable only if a person or group, other than an exempted person, acquires beneficial ownership of, or makes a tender for, 15 percent or more of the company’s outstanding common stock.

If any person other than an exempted person becomes the beneficial owner of 15 percent or more of the company’s outstanding common stock, each right not owned by such person or certain related parties will entitle its holder to purchase at the right’s then current exercise price shares of the company’s common stock having a market value equal to twice the then current exercise price. In addition, if after a person becomes the beneficial owner of 15 percent or more of the company’s outstanding common stock, the company is involved in a merger or other business combination transaction with another person after which its common stock does not remain outstanding, or sells 50 percent or more of its assets or earning power to another person, each right will entitle its holder to purchase at the right’s then current exercise price shares of common stock of such other person having a market value equal to twice the then current exercise price.

The company’s board of directors will be entitled to redeem the rights at $.01 per right at any time prior to a person or group acquiring 15 percent or more of the company’s common stock. Otherwise, the rights will expire on July 28, 2014.

Jay Coughlan, Lawson president and chief executive officer, said: “The shareholder rights plan is not being adopted in response to any acquisition or merger proposal. The board of directors has determined that adopting a shareholder rights plan would help protect shareholder interests in the event of such a proposal. It is intended to ensure that all shareholders receive equal treatment and a fair price by encouraging anyone seeking to acquire Lawson to negotiate with the board of directors.”

About Lawson Software

Lawson Software provides business application software and services that put time on the side of services organizations in the healthcare, retail, government and education, banking and insurance and other markets. Lawson’s software suites include enterprise performance management, distribution, financials, human resources, procurement, retail operations and service process optimization. Headquartered in St. Paul, Minn., Lawson has offices and affiliates serving North and South America, Europe, Asia, Africa and Australia.  Additional information about Lawson is available at www.lawson.com.

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